UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
_____________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

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JOUNCE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-37998	45-4870634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive		02139
Cambridge,	Massachusetts
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 259-3840

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JNCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02.  Results of Operations and Financial Condition.

On August 4, 2022, Jounce Therapeutics, Inc., a Delaware corporation (the “Company”), issued a press release announcing financial results for the quarter ended June 30, 2022. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 2.02 in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Hugh Cole as Chief Operating Officer
On August 4, 2022, the Company announced that Hugh Cole, the Company's Chief Business Officer and Head of Corporate Development, was promoted to Chief Operating Officer, effective August 1, 2022.
Mr. Cole, age 57, served as the Company's Chief Business Officer and Head of Corporate Development from August 2017 until his promotion to Chief Operating Officer. Previously, Mr. Cole served as Chief Business Officer for ARIAD Pharmaceuticals, Inc., an oncology company, from March 2014 to June 2017.
In connection with Mr. Cole's appointment to Chief Operating Officer, his annual base salary was increased from $458,700 to $475,000. His target bonus remains at 40% of his annual base salary, as in effect at the end of the Company's fiscal year. Except for the changes noted above, the terms of his employment agreement with the Company, dated July 24, 2017 and previously filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2018 (the "Employment Agreement"), remain in full force and effect. Mr. Cole is entitled to participate in the Company's employee benefit programs generally available to employees of the Company. Additionally, in connection with his promotion, Mr. Cole received (i) an option to purchase 40,000 shares of the Company's common stock, par value $0.001 per share, with an exercise price equal to the closing price of the Company's common stock on the Nasdaq Global Select Market on August 1, 2022, which option will vest in equal quarterly installments during the 16 quarters following August 1, 2022, and (ii) an award of 20,000 restricted stock units ("RSUs"), which RSUs will vest in equal annual installments on July 1, 2023, 2024 and 2025. The vesting of each award is subject to Mr. Cole's continued service as an employee of the Company or any of its subsidiaries
If Mr. Cole's employment is terminated by us for any reason other than for cause, death or disability (as defined in the Employment Agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to nine months of base salary, payable in substantially equal installments over nine months following the date of termination, and (ii) if Mr. Cole is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Mr. Cole's COBRA health continuation period in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to Mr. Cole had he remained employed with us. In lieu of the payments and benefits described above, in the event that Mr. Cole's employment is terminated by us for any reason other than cause, death or disability or Mr. Cole resigns for "good reason" (as defined in the Employment Agreement), in either case within 12 months following a "sale event" (as defined in the Employment Agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) a lump sum cash payment equal to the sum of (A) 12 months of his then-current base salary (or his base salary in effect immediately prior to the sale event, if higher) plus (B) his target bonus, (ii) if Mr. Cole is participating in our group health plan immediately prior to his termination, a lump sum cash payment in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to him had he remained employed with us for 12 months following his date of termination and (iii) full acceleration of all time-based equity awards held by Mr. Cole.
There are no family relationships between Mr. Cole and any of the Company's directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer of the Company. There are no transactions in which Mr. Cole has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on August 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOUNCE THERAPEUTICS, INC.

Date: August 4, 2022	By:	/s/ Kim C. Drapkin
Kim C. Drapkin
Treasurer and Chief Financial Officer